NAME OF REGISTRANT

Franklin Money Fund
File No. 811-02605

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

From the May 1, 2013 supplement to the Registrant's Statement of Additional
Information:

The Fund currently offers two classes of shares, Class A and Class R6.